Exhibit 99.1

            PRESS RELEASE

For Release:                   Immediate

Contact:                          Scott Monette
                                        314/877-7113

RALCORP HOLDINGS ANNOUNCES RESULTS
FOR THE THIRD QUARTER OF FISCAL 2009

St. Louis, MO, August 6, 2009 … Ralcorp Holdings, Inc. (NYSE:RAH) today filed its Quarterly Report on Form 10-Q for the period ended June 30, 2009.  Reported diluted earnings per share (EPS) were $1.31 for the quarter and $3.69 for the nine months ended June 30, 2009 compared to $1.73 and $4.81 for the corresponding periods last year, including the effects of certain special items related to Ralcorp’s investment in Vail Resorts, Inc. (NYSE:MTN) and the Post Foods acquisition as follows:

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
(Loss) gain on forward sale contracts	$(.27)	$.53	$.20	$2.06
Gain on sale of securities	.31	-	.49	-
Equity in earnings of Vail Resorts, Inc.	.12	.42	.17	.57
Post Foods transition and integration costs	(.15)	(.04)	(.31)	(.04)

Third quarter diluted EPS excluding the above special items were $1.30 compared to $.82 last year, a 59% increase.  Total segment profit contribution grew 51% excluding the incremental amounts from Post Foods and Harvest Manor Farms, acquired August 4, 2008 and March 20, 2009, respectively.  On April 27, 2009, Ralcorp transferred Post Foods to stand-alone information systems and commenced Post Foods’ independent sales, logistics, and purchasing functions.  As a result of the complexity of that transition and the related logistical challenges, the Company reduced Post branded promotional activity during the quarter, which caused Post Foods net sales and operating profit to be lower than expected.  Management believes all significant transition issues have since been addressed.  Through the first eleven months of our ownership, the Post Foods business has met expectations for earnings before interest, income taxes, depreciation and amortization.

Other reported results for the quarter ended June 30, 2009 included:
·	Net sales increased 51%, primarily as a result of the Post Foods and Harvest Manor Farms acquisitions, as well as higher pricing in response to rising input costs.
·	Total segment profit contribution was up 192%, primarily due to the acquisitions and improved selling prices, partially offset by higher raw material costs.
·
Earnings before income taxes and equity earnings were $105.7 million (compared to $53.5 million a year ago), including the gains and losses on Vail forward sale contracts and sale of Vail shares, and Post transition and integration costs.

·	Equity in earnings of Vail Resorts, Inc. (after tax) was $6.9 million compared to $11.2 million a year ago.
·	Net earnings were $74.8 million compared to $45.8 million last year.
·	Weighted average shares for diluted EPS rose to 56.9 million from 26.3 million a year ago, primarily as a result of the 30.5 million shares issued in the Post Foods acquisition.
·	Food EBITDA (defined below) was $157.8 million compared to $65.3 million last year, largely due to incremental EBITDA from Post Foods partially offset by related transition and integration costs.

Segment results and other key measures are summarized in the following tables (in millions):

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net Sales
Cereals	$476.1	$194.4	$1,399.2	$556.1
Frozen Bakery Products	162.1	174.1	530.0	533.1
Snacks	219.1	166.0	583.3	508.1
Sauces and Spreads	136.7	124.1	396.2	353.6
Total	$994.0	$658.6	$2,908.7	$1,950.9

Profit Contribution
Cereals	$95.9	$20.4	$248.1	$60.5
Frozen Bakery Products	18.7	15.1	49.1	47.9
Snacks	27.4	11.7	62.9	32.1
Sauces and Spreads	8.2	4.2	26.7	9.1
Total segment profit contribution	150.2	51.4	386.8	149.6
Interest expense, net	(23.0)	(11.1)	(72.9)	(33.6)
(Loss) gain on forward sale contracts	(24.5)	21.7	17.6	84.0
Gain on sale of securities	28.0	-	43.8	-
Restructuring charges	(.1)	(.3)	(.4)	(1.7)
Acquired inventory valuation adjustment	(.4)	-	(.4)	-
Stock-based compensation expense	(3.0)	(2.3)	(10.0)	(8.3)
Post Foods transition and integration costs	(13.2)	(1.6)	(28.1)	(1.6)
Other unallocated corporate expenses	(8.3)	(4.3)	(21.4)	(16.0)
Earnings before Income Taxes
and Equity Earnings	$105.7	$53.5	$315.0	$172.4

Reconciliation of Food EBITDA to Net Earnings
Food EBITDA	$157.8	$65.3	$433.2	$189.3
Depreciation and amortization	(32.6)	(22.4)	(106.7)	(67.3)
Interest expense, net	(23.0)	(11.1)	(72.9)	(33.6)
(Loss) gain on forward sale contracts	(24.5)	21.7	17.6	84.0
Gain on sale of securities	28.0	-	43.8	-
Income taxes	(37.8)	(18.9)	(114.3)	(60.8)
Equity in earnings of Vail Resorts, Inc.,
net of related deferred income taxes	6.9	11.2	9.8	15.1
Net Earnings	$74.8	$45.8	$210.5	$126.7

     Of the third quarter’s $335.4 million sales growth, approximately $264.8 million came from Post Foods (included in the Cereals segment), and approximately $46.0 million came from Harvest Manor Farms.  Excluding the effects of these two acquisitions, third quarter sales volume changes were mixed, with an increase in Cereals (4%) and Sauces and Spreads (1%) and declines in Frozen Bakery Products (11%) and Snacks (3%).  Sales dollars in each segment were helped by improved selling prices, which were raised in several product categories in response to higher input costs.
     Amortization of intangible assets other than software (mainly related to brands and customers) increased primarily as a result of the addition of amounts for Post Foods.  Total amortization of such intangibles was $9.2 million ($.10 per share) for the third quarter of fiscal 2009 and $5.9 million ($.14 per share) for the third quarter of fiscal 2008.

Special Items Related to Vail Resorts, Inc. and Post Foods
     Earnings were affected by changes in the fair value of the Company’s forward sale contracts related to its shares of Vail Resorts, Inc. (Vail).  Fair value adjustments resulted in a loss of $24.5 million in the third quarter of fiscal 2009 and a gain of $17.6 million in the third quarter of fiscal 2008.  On November 21, 2008, the first tranche of the initial contract was settled and Ralcorp delivered 890,000 shares, and on June 4, 2009, all remaining contracts were settled and Ralcorp delivered 3,503,263 shares.  In addition, Ralcorp sold 89,300 shares on the open market during June 2009.  The total gain recognized on the sale of Vail securities was $28.0 million in the quarter ended June 30, 2009.  As of that date, Ralcorp owned approximately 2.6 million, or approximately 7%, of Vail common shares outstanding.  Because of its reduced ownership, in June the Company ceased using the equity method of accounting for its investment in Vail.  Ralcorp now carries its investment at fair value, with adjustments recorded to shareholders’ equity through other comprehensive income.  The Company will not recognize any equity method earnings or losses on this investment after June 2009.
     As planned, Ralcorp is incurring significant costs related to transitioning Post Foods into Ralcorp’s operations, including decoupling the cereal assets of Post Foods from those of other operations of Kraft Foods Inc. (the former owner), developing stand-alone Post Foods information systems, developing independent sales, logistics and purchasing functions for Post Foods, and other significant integration undertakings.  While a portion of those costs are capitalized, the expense portion totaled $13.2 million in the three months ended June 30, 2009.

Additional Information
     The following measures, as reported herein, are non-GAAP financial measures which the Company’s management believes provide useful information to investors regarding the performance of Ralcorp’s operations:
·
Diluted earnings per share excluding special items is an additional measure for comparing the earnings generated by operations between periods, without the effects of certain special items related to Ralcorp’s investment in Vail Resorts, Inc. and the Post Foods acquisition (as described above).

·
Food EBITDA (earnings before interest, income taxes, depreciation, and amortization, excluding equity method earnings and other gains or losses related to the Company’s investment in Vail Resorts, Inc.) provides information regarding the performance of Ralcorp’s food business operations, without the effects of the Company’s investment in Vail Resorts, Inc. and related transactions.

·
Total segment profit contribution is an accumulation of the GAAP measures of profit contribution for each reportable segment that are reported to the chief operating decision maker for purposes of making decisions about allocating resources to each segment and assessing its performance, which gives investors a combined measure of these key amounts.

     For additional information regarding the Company’s results, refer to the comparative statements of earnings below, as well as the financial statements and management’s discussion and analysis included in its Quarterly Report on Form 10-Q for the period ended June 30, 2009, filed August 6, 2009.  On February 5, 2009, the Company filed a Current Report on Form 8-K to provide historical segment information revised and updated from its previous presentation solely to reflect the Company’s new segment structure, effective October 1, 2008.

     Ralcorp produces Post branded cereals, a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts.

NOTE:  Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  These statements are sometimes identified by their use of terms and phrases such as “should,” “will,” “believes,” “anticipates,” “intends,” “plans,” “expects,” or similar expressions.  Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company’s cautionary statements contained in its filings with the Securities and Exchange Commission.  In addition, the Company might discover unresolved transition issues related to the Post Foods business which might have a significant negative impact on future results.  The Company does not assume any obligation to update or revise any forward-looking statements to reflect new events or circumstances.

RALCORP HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in millions except per share data, shares in thousands)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net Sales	$994.0	$658.6	$2,908.7	$1,950.9
Cost of products sold	(720.2)	(543.7)	(2,129.2)	(1,620.0)
Gross Profit	273.8	114.9	779.5	330.9
Selling, general and administrative expenses	(148.5)	(71.7)	(452.6)	(207.2)
Interest expense, net	(23.0)	(11.1)	(72.9)	(33.6)
(Loss) gain on forward sale contracts	(24.5)	21.7	17.6	84.0
Gain on sale of securities	28.0	-	43.8	-
Restructuring charges	(.1)	(.3)	(.4)	(1.7)
Earnings before Income Taxes
and Equity Earnings	105.7	53.5	315.0	172.4
Income taxes	(37.8)	(18.9)	(114.3)	(60.8)
Earnings before Equity Earnings	67.9	34.6	200.7	111.6
Equity in earnings of Vail Resorts, Inc.,
net of related deferred income taxes	6.9	11.2	9.8	15.1
Net Earnings	$74.8	$45.8	$210.5	$126.7

Earnings per Share
Basic	$1.33	$1.79	$3.74	$4.95
Diluted	$1.31	$1.73	$3.69	$4.81

Weighted Average Shares
for Basic Earnings per Share	56,140	25,498	56,099	25,478
Dilutive effect of:
Stock options	406	561	455	560
Stock appreciation rights	136	104	141	81
Restricted stock awards	262	104	225	93
Weighted Average Shares
for Diluted Earnings per Share	56,944	26,267	56,920	26,212